Exhibit 99.1

Aethlon Medical Announces Fiscal Q3 2026 Financial Results and Corporate Update

Clinical and research programs continue to advance, supported by year-to-date cost efficiencies

Conference Call Today at 4:30 p.m. ET

SAN DIEGO, February 12, 2026 -- Aethlon Medical, Inc. (the Company or Aethlon) (Nasdaq: AEMD), a medical therapeutic company focused on developing products to treat cancer and life-threatening infectious diseases, today reported financial results for its fiscal third quarter ended December 31, 2025, and provided an update on recent developments.

Key Highlights

•	Maintained Nasdaq Listing: Continued compliance with Nasdaq listing requirements, with all prior compliance matters remaining resolved.
•	Clinical Progress: Cohort 2 of the Australian oncology trial is actively progressing, reflecting continued clinical execution.
•	Scientific Advancement: Continued advancement of the Company’s preclinical extracellular vesicle (EV) research platform, including Long COVID data published on bioRxiv and submitted for peer review, supporting the Hemopurifier’s potential as a multi-indication therapeutic approach and a “pipeline within a single device”.
•	Technology Development: Continued evaluation of Hemopurifier® (HP) compatibility with a simplified blood treatment system to support broader potential clinical application over time.
•	Operational Efficiency: Maintained disciplined cost controls, resulting in lower year-to-date operating expenses compared to prior year.

Clinical and Corporate Update

Clinical Progress in Cancer Trial

Enrollment and treatment of participants in Cohort 2 of the Australian oncology trial is actively underway, building on Cohort 1, which demonstrated favorable directional improvements in extracellular vesicle and immune cell numbers, as well as safety and tolerability. This nine-to-18 patient study is designed to evaluate the safety and feasibility of the Hemopurifier treatments and determine the appropriate dosing in participants with solid tumors whose disease is stable or progressing while on a treatment that includes the anti-PD-1 agents, Keytruda® or Opdivo®

Technology Development:

Under a Material Transfer Agreement (MTA), Stavro is evaluating the compatibility of the Hemopurifier with their SLAMB system, a simplified blood treatment platform. We believe this research may support future Hemopurifier use in oncology units and infusion centers without requiring a large dialysis catheter, dialysis machines, or supervising nephrologist.

1

Scientific Advancement:

The Aethlon R&D team continues to build on our pre-clinical Long COVID research, which demonstrated that the GNA affinity resin binds EVs from Long COVID patient samples and reduces microRNAs associated with immune dysregulation. These findings were published on bioRxiv and have been submitted for consideration in a peer-reviewed journal. We are also exploring other cargo in these EVs, that may be removed by the Hemopurifier.

EVs, including platelet-derived EVs, have been implicated in a range of diseases beyond cancer, such as Lupus, Rheumatoid arthritis, Systemic Sclerosis, Multiple Sclerosis, Cardiovascular Diseases, Sepsis and ALS. Aethlon previously published preclinical data demonstrating removal of platelet derived EVs from healthy plasma by the Hemopurifier and plan to extend this work by investigating the removal of platelet-derived EVs and microRNAs by the Hemopurifier in plasma from patients with select indications. We believe this work reflects the potential of the Hemopurifier as “a pipeline within a single device.”

Operational Achievements

Operating expenses declined 26.9% during the nine months ended December 31, 2025, reflecting the Company’s ongoing efforts to optimize costs while advancing its clinical and research programs.

“We remain committed to advancing our clinical programs and research initiatives with operational discipline,” said James Frakes, CEO and CFO of Aethlon Medical. “Recent progress in our trials, research collaborations, and technology development continues to move us closer to delivering therapeutic solutions for cancer and life-threatening infectious diseases.”

Financial Results for the Fiscal Third Quarter Ended December 31, 2025

As of December 31, 2025, Aethlon had a cash balance of approximately $7.0 million.

Consolidated operating expenses for the three months ended December 31, 2025 were approximately $2.06 million, up $250,000, or 13.6%, from $1.81 million in the same period in 2024. The increase was primarily driven by higher payroll and related costs, which rose by approximately $367,000, partially offset by $75,000 decrease in general and administrative expenses, primarily due to lower clinical trial costs, and an approximate $45,000 decrease in professional fees primarily due to reduced investor relations expenses.

As a result, the operating loss for the quarter increased to $2.06 million compared to $1.81 million in the prior year period.

Other income, primarily interest income earned on cash balances, totaled $44,000 for the three months ended December 31, 2025, compared to $60,000 in the prior-year period.

Financial Results for the Nine Months Ended December 31, 2025

Consolidated operating expenses for the nine months ended December 31, 2025 were approximately $5.36 million compared to approximately $7.34 million for the same period in 2024. This decrease of approximately $1.98 million, or 26.9%, in the 2025 period was due to decreases in payroll and related expenses of approximately $1.09 million, general and administrative expenses of $527,000 and professional fees of $361,000.

The consolidated balance sheets for December 31, 2025 and March 31, 2025, along with the consolidated statements of operations for the three and nine months ended December 31, 2025 and 2024, are included at the end of this release.

2

Conference Call

Management will host a conference call today, Thursday, February 12, 2026, at 4:30 p.m. ET to review the Company’s financial results and recent corporate developments. Following management’s formal remarks, there will be a question and answer session.

Interested parties can register for the conference call by navigating to https://dpregister.com/sreg/10206585/1034a255186. Please note that registered participants will receive their dial-in number upon registration.

Interested parties without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-836-8741

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through March 12, 2026. The replay can be accessed via Aethlon Medical’s website or by dialing 1-855-669-9658 (USA or Canada) or 1-412-317-0088 (international) or Canada toll free at 1-855-669-9658. The replay conference ID number is 3024961.

About the Hemopurifier®

The Aethlon Hemopurifier is an investigational medical device designed to remove enveloped viruses and tumor-derived extracellular vesicles (EVs) from circulation. It is used extracorporeally with a blood pump and combines plasma separation, size exclusion, and affinity binding using a plant lectin resin that targets mannose-rich surfaces found on EVs and viruses. EVs released by solid tumors are believed to play a role in metastasis and the resistance to immunotherapies and chemotherapy. Removal of enveloped viruses and extracellular vesicles has been demonstrated in both vitro studies and human subjects.

The Hemopurifier holds a U.S. Food and Drug Breakthrough Device Designation for:

The treatment of individuals with advanced or metastatic cancer unresponsive to or intolerant of standard-of-care therapy; and the treatment of life-threatening viruses not addressed with approved therapies.

About Aethlon Medical, Inc.

Aethlon Medical, Inc. (Nasdaq: AEMD) is a clinical-stage medical device company headquartered in San Diego, California. Aethlon is advancing the Hemopurifier, to address unmet needs in oncology and infectious disease, using a novel platform designed to selectively remove circulation pathogenic targets from biologic fluids.

For more information, visit www.AethlonMedical.com and follow the Company on LinkedIn.

3

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Forward-looking statements in this release include, among others, statements regarding: the investigational status and potential safety, feasibility, or utility of the Hemopurifier®; the Company’s ability to initiate, enroll, conduct, and complete its clinical trials, including in Australia s; the timing, scope, design, and potential outcomes or interpretation of such studies; the Company’s ability to manufacture the Hemopurifier in sufficient quantities for clinical and potential future commercial use; the availability and adequacy of capital to support ongoing operations; and the Company’s ability to advance or expand its research programs in oncology, infectious diseases, and other conditions associated with extracellular vesicles. Such forward-looking statements are subject to significant risks and uncertainties, and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the fact that the cash on hand may not be sufficient to support operations for the next 12 months without additional financing, the Company's ability to raise additional capital on terms favorable to the Company, or at all; the Company’s ability to successfully complete development of the Hemopurifier; the Company’s ability to successfully demonstrate the utility and safety of the Hemopurifier in cancer and infectious diseases and in the transplant setting; the Company’s ability to achieve and realize the anticipated benefits from operational and financial milestones; the Company’s ability to maintain its Nasdaq listing, the Company’s ability to obtain approval from the Ethics Committee of its third location in Australia, including on the timeline expected by the Company; the Company’s ability to enroll additional patients in its oncology clinical trial in Australia, including on the timeline expected by the Company; the Company’s ability to manage and successfully complete its clinical trials; the Company’s ability to successfully manufacture the Hemopurifier in sufficient quantities for its clinical trials; unforeseen changes in regulatory requirements; the Company’s collaborative research with UCSF Long Covid Clinic; and the Company’s ability to further research potential applications of the Hemopurifier in other EV-associated diseases and other potential risks. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2025, and in the Company's other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances. Because the Hemopurifier® is an investigational device, its safety and effectiveness have not been established, and no conclusions should be drawn regarding clinical benefit. The observations contained in this release are from an early feasibility study and should not be interpreted as evidence of clinical benefit or safety beyond the study parameters.

Company Contact:
Jim Frakes
Chief Executive Officer and Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com

4

AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	December 31, 2025	March 31, 2025

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,956,397	$5,501,261
Prepaid expenses and other current assets	185,122	448,539

TOTAL CURRENT ASSETS	7,141,519	5,949,800

Property and equipment, net	434,179	676,220
Operating lease right-of-use asset, net	382,583	601,846
Patents, net	138	550
Restricted cash	98,709	97,813
Deposits	–	33,305

TOTAL ASSETS	$8,057,128	$7,359,534

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$469,452	$534,524
Due to related parties	237,846	579,565
Operating lease liability, current portion	330,628	313,033
Other current liabilities	219,211	472,164

TOTAL CURRENT LIABILITIES	1,257,137	1,899,286

Operating lease liability, less current portion	86,894	336,718

TOTAL LIABILITIES	1,344,031	2,236,004

STOCKHOLDERS' EQUITY

Common stock, par value $0.001 per share; 6,000,000 shares authorized as of December 31, 2025 and March 31, 2025; 973,213 shares issued and outstanding as of December 31, 2025 and 258,531 shares issued and 201,074 outstanding at March 31, 2025.	973	259
Additional paid-in capital	179,963,981	173,095,221
Accumulated other comprehensive loss	(29,837)	(17,133)
Accumulated deficit	(173,222,020)	(167,954,817)

TOTAL STOCKHOLDERS' EQUITY	6,713,097	5,123,530

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,057,128	$7,359,534

5

AETHLON MEDICAL, INC. AND SUBSIDIARY

 Consolidated Statements of Operations

For the three and nine month periods ended December 31, 2025 and 2024

	Three Months	Three Months	Nine Months	Nine Months
	Ended 12/31/25	Ended 12/31/24	Ended 12/31/25	Ended 12/31/24

OPERATING EXPENSES
Professional fees	$333,042	$377,877	$1,202,870	$1,563,995
Payroll and related expenses	987,424	620,487	2,163,036	3,248,187
General and administrative	741,650	816,383	1,998,429	2,525,220
Total operating expenses	2,062,116	1,814,747	5,364,335	7,337,402

OPERATING LOSS	(2,062,116)	(1,814,747)	(5,364,335)	(7,337,402)

INTEREST INCOME, NET	43,871	59,964	97,132	204,206

NET LOSS	(2,018,245)	(1,754,783)	(5,267,203)	(7,133,196)

OTHER COMPREHENSIVE LOSS	(3,460)	(13,057)	(12,704)	(10,085)

COMPREHENSIVE LOSS	$(2,021,705)	$(1,767,840)	$(5,279,907)	$(7,143,281)

Basic and diluted loss per share attributable to common stockholders	$(2.45)	$(10.05)	$(11.01)	$(48.35)

Weighted average number of common shares outstanding - basic and diluted	823,126	174,529	478,310	147,520

6